Exhibit 2.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GRAZE, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Graze, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

ONE: That the name of this corporation is Graze, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on December 4, 2017 under the name Future Labs V, Inc.

TWO: The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) was filed with the Delaware Secretary on October 24, 2019.

THREE: The Board of Directors of the Corporation adopted the resolutions set forth below proposing an amendment and restatement to the Certificate of Incorporation of the Corporation and directed that the proposed amended and restated Certificate of Incorporation be submitted to the majority holders of all issued and outstanding shares of the Corporation entitled to vote thereon for their consideration and approval:

“WHEREAS, the Board of Directors desires to effect a forward split of the shares of Common Stock, par value $0.0001 per share, of the Corporation (the “Common Stock”) on the basis of creating two (2) shares of Common Stock for every one share of Common Stock currently issued, outstanding or reserved for issuance (the “Common Stock Split”), and

WHEREAS, pursuant to the Common Stock Split, the number of shares into which the Company’s Preferred Stock shall be convertible shall be proportionally adjusted pursuant to Section 4 of the Certificate of Incorporation.

RESOLVED, that the Common Stock Split be, and hereby is, in all respects, approved.”

That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

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RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FOUR: The Restated Certificate is hereby amended and restated to read as follows:

I.

The name of the Corporation is Graze, Inc.

II.

The address of the Corporation’s registered office in the State of Delaware is 1012 College Road, Suite 201, in the City of Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is Telos Legal Corp.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

IV.

A.            “The Corporation is authorized to issue three classes of shares to be designated respectively Preferred Stock (“Preferred Stock”), Class F Stock (“Class F Stock”) and Common Stock (“Common Stock”). The total number of shares of Preferred Stock the Corporation shall have authority to issue is eight million (8,000,000); the total number of shares of Class F Stock the Corporation shall have authority to issue is three million (3,000,000); and the total number of shares of Common Stock the Corporation shall have authority to issue is thirty million (30,000,000). Each of the Preferred Stock, Class F Stock and Common Stock shall have a par value of $0.0001 per share. Of the Preferred Stock, two million eight hundred thirty thousand two hundred seventy-eight (2,830,278) shares are hereby designated “Series A Preferred Stock” and seven hundred fifty thousand (750,000) shares are hereby designated as “Series A-1 Preferred Stock.” The Series A Preferred Stock and the Series A-1 Preferred Stock may be referred to herein together as the “Series A Preferred.”

Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors as hereafter prescribed. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of Preferred Stock from time to time in one or more classes or series, and with respect to each series of Preferred Stock, to fix by resolution or resolutions from time to time adopted by the Board of Directors providing for the issuance thereof the designation, and the powers, preferences, privileges, rights, qualifications, limitations and restrictions relating to each series of Preferred Stock.

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B.            The powers, preferences, privileges, rights, restrictions, and other matters relating to the Series A Preferred, Class F Stock and Common Stock are as follows:

1.            Dividend Rights. The holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Class F Stock and Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.            Liquidation.

(a)            In the event of any Liquidation Event (as defined below), whether voluntary or involuntary, before any payment shall be made to the holders of Class F Stock or Common Stock by reason of their ownership thereof, the holders of shares of Series A Preferred then outstanding must be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the greater of (i) the Original Issue Price (as defined below) for such share of such series of Series A Preferred, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of such series of Series A Preferred been converted into Common Stock pursuant to Section 4(c) immediately prior to such Liquidation Event. If upon any such Liquidation Event, the funds and assets available for distribution to the stockholders of the Corporation are insufficient to pay the holders of shares of Series A Preferred the full amount to which they are entitled under this Section 2(a), the holders of shares of Series A Preferred will share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Series A Preferred held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. For purposes of this Third Amended and Restated Certificate of Incorporation (the “Third Restated Certificate”), the “Original Issue Price” shall mean (i) $5.80 per share in the case of the Series A Preferred Stock and (ii) $0.50 per share in the case of the Series A-1 Preferred Stock, in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to each series of Series A Preferred.

(b)            In the event of any Liquidation Event, whether voluntary or involuntary, after payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred as provided in Section 2(a), the remaining funds and available assets of the Corporation legally available for distribution shall be distributed among the holders of the Class F Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Class F Stock into Common Stock).

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(c)            For purposes of this Section 2, unless the holders of a majority of the outstanding Series A Preferred (voting together as a single class on an as-converted basis) elect otherwise, a “Liquidation Event” shall include (i)  any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary and in which the holders of capital stock of the Corporation hold less than a majority of the voting power of the surviving entity (other than a mere reincorporation transaction), (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation, except where such sale, lease, transfer or other disposition is to the Corporation or one or more wholly owned subsidiaries of the Corporation, (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s then outstanding securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation, or (iv) a liquidation, dissolution or winding up of the Corporation. Notwithstanding the foregoing, the issuance of newly issued shares of capital stock of the Corporation for cash in a financing transaction shall not be deemed a liquidation, dissolution or winding up of the Corporation.

(d)            The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer or other disposition described in this Section 2 will be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

3.            Redemption. None of the Series A Preferred, the Class F Stock or the Common Stock is redeemable by any holder thereof.

4.            Conversion. The holders of the Class F Stock and Series A Preferred shall have conversion rights as follows (the “Class F Stock Conversion Rights” or “Series A Preferred Conversion Rights,” as applicable):

(a)            Conversion of Class F Stock into Common Stock.

(i)            Automatic Conversion.

(A)            Each share of Class F Stock shall automatically be converted into two (2) fully paid and nonassessable shares of Common Stock immediately upon the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Class F Stock.

(B)            Any Transfer (as defined below) of a share of Class F Stock (other than a Specified Transfer (as defined below)) shall be deemed an election by the holder thereof to convert such share into Common Stock pursuant to Section 4(a) and each such transferred share of Class F Stock shall automatically convert into two (2) fully paid and nonassessable shares of Common Stock, effective immediately prior to such Transfer.

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(C)            For purposes of the foregoing, the terms (x) “Transfer” shall mean, with respect to a share of Class F Stock, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law; and (y) “Specified Transfer” is any of the following: (I) a Transfer pursuant to which the shares so Transferred are converted into shares of Subsequent Preferred Stock pursuant to Section 4(b) below; (II) a Transfer to a trust for the benefit of the original holder of the Class F Stock to be transferred and for the benefit of no other person; or to a trust for the benefit of persons other than the original holder of the Class F Stock to be transferred so long as such holder has sole dispositive power and exclusive voting control with respect to the shares of Class F Stock held by such trust; (III) a Transfer by will or by the laws of intestate succession; or (IV) a Transfer otherwise deemed to be a Specified Transfer by the Board of Directors.

(ii)            Optional Conversion. Each share of Class F Stock is convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into two (2) fully paid and nonassessable shares of Common Stock.

(b)            Conversion of Class F Stock into Preferred Stock.

(i)            Automatic Conversion. Upon each Equity Financing (as defined below), twenty-five percent (25%) of the shares of Class F Stock held by each holder of Class F Stock immediately following the time of the filing of this Third Restated Certificate (the “Effective Time”) shall automatically convert into a “Shadow Series” (as defined below) of shares of the series of preferred stock of the Corporation that is issued in such Equity Financing (each such series, “Equity Financing Preferred Stock”) at the applicable Class F Conversion Ratio (as defined below) and each holder of Class F Stock agrees to execute such documents as may be requested by the Corporation in connection with the issuance of such Equity Financing Preferred Stock upon the conversion of such Class F Stock. A “Shadow Series” of Equity Financing Preferred Stock shall mean capital stock with identical rights, privileges, preferences, and restrictions as the Equity Financing Preferred Stock, except that (i) the liquidation preference per share of the Shadow Series shall equal $0.50 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to each series of Series A Preferred), with corresponding adjustments to any price-based antidilution and dividend rights provisions, (ii) the Shadow Series shall be excluded from voting with the Equity Financing Preferred Stock on any matters of the Corporation which either the Equity Financing Preferred Stock, specifically, or preferred stock of the Corporation, generally, have veto rights over, and (iii) the Shadow Series shall be excluded from any future rights or most favored nations privileges (including the rights and privileges described under Section IV(C)(ii)). For the avoidance of doubt, the Series A-1 Preferred Stock is a Shadow Series of the Series A Preferred Stock.

(ii)            Optional Conversion. In addition to the shares of Class F Stock converted pursuant to Section 4(b)(i), any share of Class F Stock that is sold by the holder thereof in a bona fide arm’s length transaction in connection with an Equity Financing shall, subject to restrictions on the transfer of such share under the bylaws of the Corporation or applicable agreements, automatically convert into shares of the Equity Financing Preferred Stock at the applicable Class F Conversion Ratio, effective immediately upon the purchase of such share of Class F Stock by an investor in connection with such Equity Financing (whether or not such investor otherwise participates in the Equity Financing).

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(iii)            Definitions. For purposes of the foregoing, (i) “Class F Conversion Ratio” shall mean, for each Equity Financing, the inverse of the ratio at which a share of Equity Financing Preferred Stock issued in such Equity Financing is convertible into Common Stock of the Corporation (i.e. 1 divided by such conversion ratio); (ii) “Equity Financing” shall mean the Series A Preferred Stock financing and each other equity financing of the Corporation following the Effective Time, in which the Corporation signs a purchase agreement and sells and issues shares of Preferred Stock for an aggregate purchase price of at least $1,000,000; and (iii) a sale shall be deemed to be “in connection with an Equity Financing” if it occurs within twelve months following the final closing of an Equity Financing. By way of example only, in the event that one share of Equity Financing Preferred Stock issued in the Equity Financing is convertible into two shares of Common Stock, the Class F Conversion Ratio shall be one-half (1/2).

(c)            Conversion of Series A Preferred into Common Stock.

(i)            Optional Conversion. Each share of Series A Preferred is convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for the series of Series A Preferred by the Conversion Price for that series of Series A Preferred in effect at the time of conversion. The “Conversion Price” for each series of Series A Preferred means one-half of the Original Issue Price for such series of Series A Preferred, which initial Conversion Price, and the rate at which shares of such series of Series A Preferred may be converted into shares of Common Stock, is subject to adjustment as provided in this Third Restated Certificate.

(ii)            Automatic Conversion.

(A)            Upon either (i) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the Series A Preferred (excluding any shares of a Shadow Series of Preferred Stock) at the time of such vote or consent, voting as a single class on an as-converted basis (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent, the “Mandatory Conversion Time”), (x) all outstanding shares of Series A Preferred will automatically convert into shares of Common Stock, at the applicable Conversion Ratio described in Section 4(c)(i) as the same may be adjusted from time to time in accordance with Section 4 and (y) such shares may not be reissued by the Corporation.

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(B)            The Corporation shall notify in writing all holders of record of shares of Series A Preferred of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred pursuant to Section 4(c)(ii)(A). Unless otherwise provided in this Third Restated Certificate, the notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of the notice, each holder of shares of Series A Preferred shall surrender such holder’s certificate or certificates (or uncertificated equivalent thereof, if so authorized by the Board) for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 4. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. All rights with respect to the Series A Preferred converted pursuant to Section 4(c)(ii)(A), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4(c)(ii)(B). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred, the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4(e)(i) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A Preferred converted. Such converted Series A Preferred shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred (and the applicable series thereof) accordingly.

(d)            Mechanics of Optional Conversion.

(i)            Notice of Conversion. To voluntarily convert shares of Series A Preferred or Class F Stock, as the case may be, into shares of Common Stock, a holder of Series A Preferred or Class F Stock, as applicable, shall surrender the certificate or certificates (if such shares are certificated) for the shares of Series A Preferred or Class F Stock, as applicable (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred or Class F Stock, as applicable (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that the holder elects to convert all or any number of the shares of the Series A Preferred or Class F Stock, as applicable, represented by the certificate or certificates and, if applicable, any event on which the conversion is contingent (a “Contingency Event”). The conversion notice must state the holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Contingency Events have occurred) will be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such time. The Corporation shall, as soon as practicable after the Conversion Time, (x) issue and deliver to the holder, or to the holder’s nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion in accordance with the provisions of this Third Restated Certificate and a certificate for the number (if any) of the shares of Series A Preferred or Class F Stock, as applicable, represented by the surrendered certificate that were not converted into Common Stock, (y) pay in cash such amount as provided in Section 4(e)(i) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (z) pay all declared but unpaid dividends on the shares of Series A Preferred or Class F Stock, as applicable, converted.

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(ii)            Effect of Conversion. All shares of Series A Preferred and Class F Stock that shall have been surrendered for conversion as provided in this Third Restated Certificate shall no longer be deemed to be outstanding and all rights with respect to such shares will immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4(e)(i), and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred and Class F Stock so converted shall be retired and cancelled and may not be reissued.

(iii)            No Further Adjustment. Upon any conversion of shares of Series A Preferred or Class F Stock , no adjustment to the conversion price of the applicable series of Series A Preferred or Class F Stock, as the case may be, will be made with respect to the converted shares for any declared but unpaid dividends on such series of Series A Preferred or Class F Stock, as applicable, or on the Common Stock delivered upon conversion.

(e)            General.

(i)            Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of the Series A Preferred or Class F Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion will be determined on the basis of the total number of shares of Series A Preferred or Class F Stock, as the case may be, the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(ii)            Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the date on which the first share of a series of Series A Preferred of Class F Stock, as the case may be, is issued by the Corporation (such date referred to herein as the “Original Issue Date” for such series of Series A Preferred or Class F Stock, as applicable) effects a subdivision of the outstanding Common Stock, the conversion price for each series of Series A Preferred and Class F Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of that series of Series A Preferred or Class F Stock, as the case may be, will be increased in proportion to the increase in the aggregate number of shares of Common Stock outstanding. If the Corporation at any time or from time to time after the Original Issue Date for a series of Series A Preferred or Class F Stock, as applicable, combines the outstanding shares of Common Stock, the conversion price for each series of Series A Preferred and Class F Stock, as applicable, in effect immediately before the combination will be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4(e)(ii) becomes effective at the close of business on the date the subdivision or combination becomes effective.

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(iii)            Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date for a series of Series A Preferred or Class F Stock, as the case may be, makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the conversion price for such series of Series A Preferred or Class F Stock, as applicable, in effect immediately before the event will be decreased as of the time of such issuance or, in the event a record date has been fixed, as of the close of business on such record date, by multiplying such conversion price then in effect by a fraction:

(A)            the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of the issuance or the close of business on the record date, and

(B)            the denominator of which is the total number of shares of Common Stock issued and outstanding immediately before the time of such issuance or the close of business on the record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (x) if such record date has have been fixed and the dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such conversion price shall be recomputed accordingly as of the close of business on such record date and thereafter such conversion price shall be adjusted pursuant to this Section 4(e)(iii) as of the time of actual payment of such dividends or distributions; and (y) no such adjustment shall be made if the holders of such series of Series A Preferred or Class F Stock, as the case may be, simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of such series of Series A Preferred or Class F Stock, as applicable, had been converted into Common Stock on the date of the event.

(iv)            Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date for a series of Series A Preferred or Class F Stock, as the case may be, shall makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the Corporation shall make, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution to the holders of the series of Series A Preferred or Class F Stock, as applicable, in an amount equal to the amount of securities as the holders would have received if all outstanding shares of such series of Series A Preferred or Class F Stock, as applicable, had been converted into Common Stock on the date of such event.

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(v)            Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date for a series of Series A Preferred or Class F Stock, as the case may be, the Common Stock issuable upon the conversion of such series of Series A Preferred or Class F Stock, as applicable, is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 4(e)(ii), 4(e)(iii), 4(e)(iv) or 4(e)(vi) or by Section 2(c) regarding a Liquidation Event), then in any such event each holder of such series of Series A Preferred or Class F Stock, as applicable, may thereafter convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred or Class F Stock, as applicable, could have been converted immediately prior to such recapitalization, reclassification or change.

(vi)            Adjustment for Merger or Consolidation. Subject to the provisions of Section 2(c), if any consolidation or merger occurs involving the Corporation in which the Common Stock (but not a series of Series A Preferred or Class F Stock) is converted into or exchanged for securities, cash, or other property (other than a transaction covered by Sections 4(e)(iii), 4(e)(iv) or 4(e)(v)), then, following any such consolidation or merger, the Corporation shall provide that each share of such series of Series A Preferred or Class F Stock, as the case may be, will thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to the event, into the kind and amount of securities, cash, or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Series A Preferred or Class F Stock, as applicable, immediately prior to the consolidation or merger would have been entitled to receive pursuant to the transaction; and, in such case, the Corporation shall make appropriate adjustment (as determined in good faith by the Board of Directors) in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of such series of Series A Preferred or Class F Stock, as applicable, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the conversion price of such series of Series A Preferred or Class F Stock, as applicable) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Series A Preferred or Class F Stock, as applicable.

(vii)            Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the conversion price of a series of Series A Preferred or Class F Stock, as the case may be, pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than fifteen (15) days thereafter, compute such adjustment or readjustment in accordance with the terms of this Third Restated Certificate and furnish to each holder of such series of Series A Preferred or Class F Stock, as applicable, a certificate setting forth the adjustment or readjustment (including the kind and amount of securities, cash, or other property into which such series of Series A Preferred or Class F Stock, as applicable, is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of any series of Series A Preferred or Class F Stock, as applicable (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (x) the Conversion Price of such series of Series A Preferred or Class F Stock, as applicable, then in effect and (y) the number of shares of Common Stock and the amount, if any, of other securities, cash, or property which then would be received upon the conversion of such series of Series A Preferred or Class F Stock, as applicable.

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(viii)            Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class F Stock and Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Class F Stock and Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such Class F Stock and Series A Preferred, in addition to such other remedies as shall be available to the holder of such Class F Stock and Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Third Restated Certificate.

(ix)            No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Class F Stock Conversion Rights against impairment.

(x)            Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Class F Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Any notice required by the provisions of this Section 4 to be given to the Corporation shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to the Board of Directors at the principal business address of this Corporation.

(xi)            Termination of Conversion Rights. Subject to Section 4(d)(i) in the case of a Contingency Event herein, in the event of a Liquidation Event, the Series A Preferred Conversion Rights and Class F Stock Conversion Rights will terminate at the close of business on the last full day preceding the date fixed for the first payment of any funds and assets distributable on such event to the holders of Series A Preferred and Class F Stock, respectively.

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5.            Voting Rights.

(a)            General.

(i)            The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law.

(ii)            Except as otherwise expressly provided herein or as required by law, each holder of Series A Preferred or Class F Stock, as applicable, shall have the right to one (1) vote for each share of Common Stock into which such Series A Preferred or Class F Stock, as applicable, could then be directly converted (in the case of Class F Stock, without first being converted to another series of Subsequent Preferred Stock), and with respect to each such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. The holders of Series A Preferred Class F Stock and Common Stock shall vote together as a single class on an as-converted basis on all matters, except as required by applicable law or as set forth herein. Unless required by law, there shall be no cumulative voting.

(iii)            Each holder of Series A Preferred Stock or Series A-1 Preferred Stock, as the case may be, shall have fourteen (14) calendar days after the Company provides notice by email or other written communication (the “Notice Period”) of any action subject to a vote of the holder. If a holder of Series A Preferred Stock or Series A-1 Preferred Stock, as the case may be, fails to vote within the Notice Period, such failure will serve as authorization for the Board to vote such holder’s shares in alignment with the majority of all voting Series A Preferred Stock or Series A-1 Preferred Stock, as the case may be; provided, however, that if less than 33% of the Series A Preferred Stock or Series A-1 Preferred Stock, as the case may be, have voted within the Notice Period, the Notice Period will be extended by a minimum of seven (7) calendar days up to a maximum of twenty-one (21) calendar days until at least 33% of the Series A Preferred Stock or Series A-1 Preferred Stock, as the case may be, have voted on such action, and if, after the Notice Period has been extended up to the maximum twenty-one (21) calendar days, less than 33% of the Series A Preferred Stock or Series A-1 Preferred Stock, as the case may be, have voted on such action, the Board shall be authorized to vote on such action on behalf of such shares that failed to vote in the Board’s discretion.

(b)            Election of Directors. (i) For so long as at least twenty-five percent (25%) of the initially issued shares of Series A Preferred remain issued and outstanding, the holders of record of the shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect one director of the Corporation; (ii) the holders of record of the shares of Common Stock and Class F Stock, voting together as a single class on an as-converted basis, shall be entitled to elect two directors of the Corporation; and (iii) any additional directors shall be elected by the affirmative vote of a majority of the Series A PreferredClass F Stock and Common Stock, voting together as a single class on an as-converted basis.

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(c)            Increase in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Series A Preferred that may be required by the terms of this Third Restated Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(d)            Class F Stock Protective Provisions. For so long as at least twenty-five percent (25%) of the initially issued shares of Class F Stock remain issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Class F Stock:

(i)            amend, alter or repeal any provision of this Certificate of Incorporation or bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Class F Stock;

(ii)            increase or decrease the authorized number of shares of Class F Stock;

(iii)            liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Liquidation Event; or

(iv)            authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers, or privileges set forth in the certificate of incorporation of the Corporation, as then in effect, that are senior to or on a parity with the Class F Stock.

(e)            Series A-1 Preferred Stock Protective Provisions. For so long as at least twenty-five percent (25%) of the initially issued shares of Series A-1 Preferred Stock remain issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock: amend, alter or repeal any provision of this Certificate of Incorporation or bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Series A-1 Preferred Stock.

(f)            Series A Preferred Stock Protective Provisions. For so long as at least twenty-five percent (25%) of the initially issued shares of Series A Preferred Stock remain issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a separate class:

(i)            amend, alter or repeal any provision of this Certificate of Incorporation or bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Series A Preferred Stock;

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(ii)            increase or decrease the authorized number of shares of any series of Common Stock or Preferred Stock;

(iii)            authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers, or privileges set forth in the Certificate of Incorporation of the Corporation, as then in effect, that are senior to or on a parity with the Series A Preferred Stock;

(iv)            redeem or repurchase any shares of any series of Common Stock or Preferred Stock (other than pursuant to employee or consultant agreements giving the Corporation the right to repurchase shares upon the termination of services pursuant to the terms of the applicable agreement);

(v)            declare or pay any dividend or otherwise make a distribution to holders of shares of any series of Common Stock or Preferred Stock;

(vi)            increase or decrease the number of directors of the Corporation; or

(vii)            liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Liquidation Event.

6.            Status of Converted or Redeemed Stock. In the event any shares of Series A Preferred or Class F Stock shall be converted or redeemed, the shares so converted or redeemed, as the case may be, shall be cancelled and shall not be issuable by the Corporation, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred or Class F Stock accordingly.

7.            Equal Status. Except as expressly provided herein, (i) Class F Stock and Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters; and Series A Preferred Stock and Series A-1 Preferred Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

8.            Subsequent Capital Stock. Following the date of this Third Restated Certificate, in the event that the Corporation issues shares of capital stock or securities convertible or exercisable into shares of capital stock, with rights, preferences or privileges that are more beneficial than or senior to those of the Series A Preferred Stock, the Corporation shall provide substantially equivalent rights, preferences or privileges to the holders of the Series A Preferred Stock. For the avoidance of doubt, in the event the Corporation issues any capital stock with a preference over the Series A Preferred Stock with respect to dividends, liquidation, or redemption, the Series A Preferred Stock shall automatically be made pari passu with such senior capital stock.

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V.

A.            In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, both before and after receipt of any payment for any of the Corporation’s capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation without any action on the part of the stockholders.

VI.

A.            Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

VII.

A.            The Corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Third Restated Certificate in the manner now or hereafter prescribed by applicable law, subject to the terms hereof.

VIII.

A.            A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize Corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B.            The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil administrative or investigations, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation to the same extent as permitted by law.

C.            Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director, officer or the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

FIVE: This Third Restated Certificate has been duly approved by the Board of Directors.

* * * *

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SIX: This Third Restated Certificate has been approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the DGCL. This Third Restated Certificate has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Graze, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this [____] day of May, 2022.

GRAZE, INC.

By:
Name: James Buckly Jordan
Title: Chief Executive Officer

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